American CareSource Reports Second Quarter 2011 Results

DALLAS, TX – August 11, 2011 – American CareSource Holdings Inc. (NASDAQ: ANCI) today reported second quarter 2011 net revenue of $11.3 million compared to $16.0 million for the second quarter of 2010.  In addition, the Company reported a loss of $645,000, or $0.04 per diluted share, compared to net income of $299,000, or $0.02 per diluted share reported in 2010.

“During the first half of 2011, revenues continued to be negatively impacted by competitive factors that have significantly extended the sales cycle.  In addition, we have seen accelerated attrition in our key legacy accounts,” said Kenn S. George, Chairman and Chief Executive Officer of American CareSource Holdings. “The goal of new management is to identify ways to overcome the revenue challenges we face, develop new revenue sources, make selective investments and manage costs during the remainder of the year.  We will analyze our alternatives and seek profitable revenue enhancements with a sense of urgency that is required under the circumstances.”

Net Revenue

Net revenue for the second quarter of 2011 was $11.3 million compared to $16.0 million reported during the second quarter of 2010.  Revenue from the Company’s two key legacy accounts declined $7.4 million, or 57%. Claims volume from the two accounts decreased 28,000 claims, or 47% during the quarter compared to the corresponding prior year period. The loss of a significant employer group by one of the Company's two key clients accounted for approximately $3.0 million of the decline, while the remainder of the decline was the result of various competitive factors and the transition status of one of the accounts related to a business combination. The decline was partially offset by $1.7 million of incremental revenue generated in the second quarter from 13 new clients implemented in 2010 and $300,000 of incremental revenue from two new clients added in 2011.

Second quarter 2011 revenues decreased 14% sequentially from $13.1 million reported during the first quarter of 2011.

Claims Volumes

The Company billed 67,000 claims during the second quarter of 2011, a decrease from the 85,000 claims it billed during the same period last year.  The lower claims volume was primarily the result of decreased claims flow from the Company’s two largest client accounts.

Following are claims volumes for the periods presented:

(Claim amounts in 000’s)	Q2 2011	Q1 2011	Q2 2010
Claims:
Processed	82	85	100
Billed	67	68	85

Contribution Margin

Contribution margin for the second quarter of 2011 decreased to 7.5%, compared to 13.2% reported during the second quarter of 2010.  The decline in contribution margin was primarily the result of a shift in mix away from clients that generate higher margins, relative to other clients, primarily as a result of the loss of a significant employer group by one of our key legacy clients.  In addition, during the second quarter the Company experienced a shift in mix from higher margin service categories, such as laboratory and infusion services, to lower margin categories, such as dialysis compared to the second quarter of 2010.

Following is a comparison of statement of operations components as a percent of net revenue:

	Q2 2011	Q1 2011	Q2 2010
Provider payments	78.0%	75.0%	73.2%
Administrative fees	4.4%	5.1%	6.2%
Claims administration and provider development	10.1%	8.5%	7.4%
Total cost of revenues	92.5%	88.6%	86.8%

Selling, General and Administrative Expenses (SG&A)

SG&A for the second quarter of 2011 increased approximately $147,000, to $1.6 million, compared the same period last year, primarily due to the reclassification of personnel expenses associated with an internal strategic realignment.  SG&A as a percentage of total net revenues is a reflection of lower net revenues for the period.

Adjusted EBITDA

Adjusted EBITDA for the second quarter of 2011 was a loss of $551,000, which compares to $998,000 million reported in the corresponding prior year period.

Adjusted EBITDA is defined as operating income or loss before depreciation and amortization and excludes non-cash stock-based compensation expense and warrant amortization. Adjusted EBITDA should be considered in addition to, but not in lieu of, income or loss from operations reported under generally accepted accounting principles (GAAP).

A reconciliation of adjusted EBITDA to operating income (loss) is provided in the tables accompanying this release.

Financial Liquidity

Total cash and cash equivalents at June 30, 2011 was $11.4 million, compared to $14.5 million reported at December 31, 2010.  The Company had no outstanding debt as of December 31, 2010.

About American CareSource Holdings, Inc.

American CareSource Holdings is the first national, publicly traded ancillary care network services company. The Company offers a comprehensive national network of over 4,900 ancillary service providers at more than 36,000 sites through its subsidiary, Ancillary Care Services. Ancillary Care Services provides ancillary health care services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion and has grown to 30% of total national health expenditures (as derived from 2006 data published by the Center for Medicare and Medicaid Services, National Health Statistics Group, U.S. Department of Commerce and Bureau of Economic Analysis and Census). These providers offer services in 30 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics and others.  The Company's ancillary network and management provides a complete outsourced solution for a wide variety of health care payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Any statements that are not historical facts contained in this release, including with respect to the Company’s plans, objectives and expectations for future operations, projections of the Company’s future operating results or financial condition, and expectations regarding the health care industry and economic conditions, are forward-looking statements.  Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the Company’s inability to attract or maintain providers or clients or achieve its financial results, changes in national health care policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the newly-enacted Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the Company’s ability to integrate with its clients, consolidation in the industry that may affect the Company’s key clients, the loss of additional employer groups or payors by our two key clients, changes in the business decisions by significant clients, increased competition, the Company’s inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the Company’s periodic filings with the Securities and Exchange Commission.  Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(amounts in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Net Revenues	$11,308	$15,958	$24,385	$30,329

Cost of revenues:
Provider payments	8,815	11,688	18,624	22,102
Administrative fees	503	984	1,175	1,753
Claims administration and provider development	1,146	1,188	2,253	2,408
Total cost of revenues	10,464	13,860	22,052	26,263

Contribution margin	844	2,098	2,333	4,066

Selling, general and administrative expenses	1,628	1,481	3,165	3,276
Depreciation and amortization	191	192	381	374
Total operating expenses	1,819	1,673	3,546	3,650

Operating income (loss)	(975)	425	(1,213)	416

Other Income	10	25	24	61

Income (loss) before income taxes	(965)	450	(1,189)	477
Income tax provision (benefit)	(320)	151	(322)	177
Net Income (loss)	$(645)	$299	$(867)	$300

Earnings (loss) per common share:
Basic	$(0.04)	$0.02	$(0.05)	$0.02
Diluted	$(0.04)	$0.02	$(0.05)	$0.02

Basic weighted average common shares outstanding	16,962	16,393	16,962	16,299
Diluted weighted average common shares outstanding	16,962	17,120	16,962	17,082

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Operating income (loss)	$(975)	$425	$(1,213)	$416
Depreciation and amortization	191	192	381	374
EBITDA	(784)	617	(832)	790
Non-cash stock-based compensation expense	216	188	445	375
Other non-cash charges	17	50	67	100
Severance costs	-	143	-	143
EBITDA, as adjusted	$(551)	$998	$(320)	$1,408

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	(unaudited)
	June 30, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$11,353	$14,512
Accounts receivable, net	5,297	5,510
Prepaid expenses and other current assets	788	769
Total current assets	17,438	20,791

Property and equipment, net	1,879	1,824

Other assets:
Other non-current assets	1,193	949
Intangible assets, net	960	1,025
Goodwill	4,361	4,361

TOTAL ASSETS	$25,831	$28,950

LIABILITIES and SHAREHOLDERS' EQUITY

Current Liabilities:
Due to service providers	$4,259	$6,718
Accounts payable and accrued liabilities	1,224	1,446
Total current liabilities	5,483	8,164

Other Liabilities	-	-

SHAREHOLDERS' EQUITY
Common stock	170	169
Additional paid-in capital	22,030	21,602
Accumulated deficit	(1,852)	(985)
	20,348	20,786

TOTAL LIABILITIES AND EQUITY	$25,831	$28,950

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(amounts in thousands)

	Six months ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(867)	$300
Adjustments to reconcile net income (loss) to net cash
used by operations:
Stock-based compensation expense	445	375
Depreciation and amortization	381	374
Unrealized gain on warrant derivative	-	(16)
Amortization of long-term client agreement	125	125
Client administration fee expense related to warrants	67	100
Deferred income taxes	(330)	164
Changes in operating assets and liabilities:
Accounts receivable	213	856
Prepaid expenses and other assets	(130)	(89)
Accounts payable and accrued liabilities	(232)	(496)
Due to service providers	(2,459)	(1,773)
Net cash used by operating activities	(2,787)	(80)

Cash flows from investing activities:
Investment in software development costs	(353)	(182)
Investment in property and equipment	(19)	(262)
Net cash used in investing activities	(372)	(444)

Net decrease in cash and cash equivalents	(3,159)	(524)
Cash and cash equivalents at beginning of period	14,512	11,868

Cash and cash equivalents at end of period	$11,353	$11,344

Supplemental cash flow information:

Cash paid for taxes	$-	$122

Supplemental non-cash financing activity:

Income tax withholdings on exercise of equity incentives	$16	$19